Exhibit 2.2
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
     This Amendment (the “Amendment”) to that certain Agreement and Plan of Merger (the “Agreement”), dated as of August 13, 2008, by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Speakeasy Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub I”), Speakeasy Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub II”), SNAPin Software, Inc., a Delaware corporation (the “Company”), Thomas S. Huseby, as stockholder representative (the “Stockholder Representative”), and U.S. Bank National Association as escrow agent, is effective as of September 24, 2008 (collectively, the “Parties”).
RECITALS
     WHEREAS, the Parties desire to amend the Agreement pursuant to Section 10.3 of the Agreement as set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual obligations in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. The definitions of “Cash Deficit”, “Cash Surplus” and “Closing Cash” in Section 1.6 of the Agreement are hereby amended and restated in their entirety as follows:
     “Cash Deficit” shall mean the amount, if any, by which Closing Cash is less than $4,050,000.
     “Cash Surplus” shall mean the amount, if any, by which Closing Cash is more than $4,050,000.
     “Closing Cash” shall mean the Cash at the Effective Time, provided, however, if the Closing shall occur after October 1, 2008 for reasons other than the Company’s failure to satisfy any of the closing conditions set forth in Section 6.1(c) or Section 6.2 hereof, the Closing Cash target as set forth in the defined terms “Cash Surplus” and “Cash Deficit” shall be reduced to reflect the Company’s reasonable operating cash usage between October 1, 2008 and the Effective Time.
     2. Annex A. Annex A is hereby amended as set forth on Annex A to this Amendment.
     3. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     4. Remainder of Agreement Unchanged. The other terms and provisions of the Agreement shall otherwise remain in full force and effect without amendment. For avoidance of doubt, this Amendment does not have the effect of curing any breach or inaccuracy of any representation, warranty, covenant or agreement set forth in the Agreement that existed prior to this Amendment.
     5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Amendment or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set forth above.

NUANCE COMMUNICATIONS, INC.
By:	/s/ Tom Beaudoin
Name: Tom Beaudoin
Title: Chief Financial Officer

SPEAKEASY ACQUISITION CORPORATION
By:	/s/ Tom Beaudoin
Name: Tom Beaudoin
Title: Chief Financial Officer

SPEAKEASY ACQUISITION LLC
By:	/s/ Tom Beaudoin
Name: Tom Beaudoin
Title: Manager

SNAPIN SOFTWARE, INC.
By:	/s/ Signature Illegible
Name:
Title:

STOCKHOLDER REPRESENTATIVE
/s/ Thomas Huseby
Thomas S. Huseby

U.S. BANK NATIONAL ASSOCIATION
By:
Name:
Title:

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